Exhibit 99.1

MIC
125 West 55th Street New York, NY 10019 United States	Telephone +1 212 231 1000 Facsimile +1 212 231 1828 Internet www.macquarie.com/mic

Media Release

MACQUARIE INFRASTRUCTURE CORPORATION ANNOUNCES AGREEMENT TO SELL ATLANTIC AVIATION

TO KKR FOR $4.475 BILLION

•	Transaction expected to close in the fourth quarter of 2021

•	Proceeds of approximately $3.298 billion expected to be distributed following closing

•	Investment from KKR positions Atlantic Aviation for continued growth as a standalone company led by existing management team

NEW YORK, June 7, 2021 - Macquarie Infrastructure Corporation (NYSE: MIC) and KKR today announced the signing of a definitive agreement for MIC to sell its Atlantic Aviation business to KKR for $4.475 billion in cash and assumed debt and reorganization obligations. Atlantic Aviation operates one of the largest networks of fixed base operations (FBOs) in the U.S. providing a full suite of critical services to the private aviation sector.

The purchase price implies a multiple of Atlantic Aviation’s 2019 Earnings Before Interest Taxes and Depreciation (EBITDA) of 16.2 times.

MIC expects to receive $3.525 billion at closing following the reorganization of MIC into a limited liability company, Macquarie Infrastructure Holdings LLC (“MIH”). The reorganization was approved by MIC shareholders on May 6, 2021 and is expected be completed shortly before the closing of the Atlantic Aviation sale.

The Atlantic Aviation sale is expected to result in cash proceeds of approximately $3.298 billion being available for distribution to unitholders after a disposition payment by MIH to MIC’s external manager of approximately $227 million. The disposition payment was calculated in accordance with the Disposition Agreement entered into by and between MIC and the Company’s external manager on October 30, 2019. The MIH board of directors is expected to authorize a cash distribution of approximately $37.35 per unit following closing of the transaction.

“We are proud of the robust growth Atlantic Aviation has achieved under our ownership which resulted in strong interest from prospective buyers during the sale process,” said Christopher Frost, chief executive officer of MIC. “We are pleased with the outcome of the sale process and the unlocking of additional value for MIC shareholders. In addition to the timely closing of a sale of Atlantic Aviation our focus remains on successfully concluding the sale process for our MIC Hawaii business.”

“Atlantic Aviation has an outstanding reputation as a leading operator of critical aviation infrastructure across the U.S.,” said Dash Lane, Partner at KKR. “With our focus on providing long-term capital to support the growth of high quality and resilient businesses, we are excited to invest alongside Atlantic’s experienced team and strong existing platform which we believe is well positioned to capitalize on multiple avenues of future growth.”

The sale of Atlantic Aviation is expected to close in the fourth quarter of 2021, subject to customary regulatory approvals and approval from MIC shareholders. MIC expects to seek approval of the Atlantic Aviation sale at a Special Meeting of Shareholders to be conducted as soon as practical following clearance of the related proxy statement by the Securities and Exchange Commission.

KKR is making its investment in Atlantic Aviation primarily through its Global Infrastructure Investors and Core Investments strategies.

Lazard and Evercore acted as financial advisors and White & Case acted as legal advisor to MIC in connection with the sale of Atlantic Aviation. Jefferies LLC served as financial advisor and Kirkland & Ellis as legal advisor to KKR.

About MIC

MIC owns and operates businesses providing basic services to customers in the United States. Its businesses consist of an airport services business, Atlantic Aviation, and entities comprising an energy services, production and distribution segment, MIC Hawaii. For additional information, please visit the MIC website at www.macquarie.com/mic.

Atlantic Aviation is one of the largest portfolios of FBOs in the world. FBOs are providers of fuel, hangarage and related services to owners and operators of private jet aircraft. The business operates at 69 airport locations in some of the most popular business and recreational destinations around the U.S.

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

About KKR

KKR is a leading global investment firm that offers alternative asset management and capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of The Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Important Information For Investors And Stockholders

In connection with the proposed transaction, the Company intends to file a proxy statement with the Securities and Exchange Commission (“SEC”), the definitive version of which will be mailed to stockholders of the Company. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at https://www.sec.gov. Copies of the documents filed with the SEC by the Company will also be available free of charge on the Company website at www.macquarie.com/mic or by writing to us at 125 West 55th Street, New York, New York 10019, United States of America, Attention: Investor Relations.

Certain Information Regarding Participants

The Company and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the merger. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 17, 2021, and its definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 29, 2021. Other information regarding the participants of the Company in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the transaction when they become available.

Disclaimer on Forward Looking Statements

This communication contains forward-looking statements. The Company may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements include, among others, those concerning the Company’s expected financial performance and strategic and operational plans, statements regarding potential sales of the Company’s operating businesses (including the Company’s proposed reorganization) and the anticipated uses of any proceeds therefrom, statements regarding the anticipated specific and overall impacts of the COVID-19 pandemic, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements in this communication are subject to a number of risks and uncertainties, some of which are beyond the Company’s control, including, among other things: changes in general economic or business conditions; the ongoing impact of the COVID-19 pandemic; the Company’s ability to complete the sale of the Company or its operating businesses on favorable terms; the Company’s ability to service, comply with the terms of and refinance debt; its ability to retain or replace qualified employees; in the absence of a sale or sales of its businesses, its ability to complete growth projects, deploy growth capital and manage growth, make and finance future acquisitions and implement its strategy; the regulatory environment; demographic trends; the political environment; the economy, tourism, construction and transportation costs; air travel; environmental costs and risks; fuel and gas and other commodity costs; the Company’s ability to recover increases in costs from customers; cybersecurity risks; work interruptions or other labor stoppages; risks associated with acquisitions or dispositions; litigation risks; reliance on sole or limited source suppliers, risks or conflicts of interests involving the Company’s relationship with the Macquarie Group; and changes in U.S. federal tax law. These and other risks and uncertainties are described under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its other reports filed from time to time with the SEC.

The Company’s actual results, performance, prospects, or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which the Company is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties, and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this communication may not occur. These forward-looking statements are made as of the date of this communication. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, please contact:

MIC Investors Jay A. Davis Investor Relations +1 212-231-1825 KKR Cara Major or Miles Radcliffe-Trenner media@kkr.com +1 212-750-8300	Media Lee Lubarsky Corporate Communications +1 212-231-2638